SUBADVISORY AGREEMENT

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of

FRANKLIN WORLD PERSPECTIVES FUND

            THIS SUBADVISORY AGREEMENT made as of October 30, 2013 by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “FAV”), and FRANKLIN TEMPLETON INVESTMENTS (ME) LIMITED, a corporation organized under the laws of and based in the United Arab Emirates (hereinafter called “FTIME”).

WITNESSETH

            WHEREAS, FAV and FTIME are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

            WHEREAS, FAV, has been retained to render investment advisory services to Franklin World Perspectives Fund (the “Fund”), a series of Franklin Templeton International Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, FAV desires to retain FTIME to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FTIME is interested in furnishing said services.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         FAV hereby retains FTIME and FTIME hereby accepts such engagement, to furnish certain investment advisory services with respect to certain assets of the Fund, as more fully set forth herein.

                        (a)  Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, FTIME will provide certain investment advisory services for a portion of the Fund as agreed upon from time to time by FAV and FTIME, including (i) management of the investment and reinvestment of that portion of the Fund’s assets allocated to FTIME by FAV from time to time (the “Subadvised Portion”) and, (ii) investment research and advice with respect to securities and investments in the countries and regions identified in Exhibit A hereto, as may be amended from time to time.  FTIME will determine what securities and other investments will be purchased, retained or sold

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by the Subadvised Portion, and will place all purchase and sale orders with respect to the Subadvised Portion except that orders regarding U.S. domiciled securities and money market instruments may also be placed by FAV.

                        (b)  In performing these services, FTIME shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current Prospectus and Statement of Additional Information, and in the Trust’s Amended and Restated Agreement and Declaration of Trust and Bylaws, and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                        (c)  Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, FTIME shall report daily all transactions effected by FTIME on behalf of the Fund with respect to the Subadvised Portion to FAV and to other entities as reasonably directed by FAV or the Board.

                        (d) FTIME shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund with respect to the Subadvised Portion and its proposed strategy for the next quarter, all in such form and detail as requested by the Board.  FTIME shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

                        (e)  In carrying out its duties hereunder, FTIME shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.  Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FTIME.

            2.         In performing the services described above, FTIME shall use its best efforts to obtain for the Fund the most favorable price and execution available.  Subject to prior authorization of appropriate policies and procedures by the Board, FTIME may, to the extent authorized by law and in accordance with the terms of the Fund’s Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker.  To the extent authorized by applicable law, FTIME shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

            3.         (a)  FTIME shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

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            (b)        It is understood that the services provided by FTIME are not to be deemed exclusive.  FAV acknowledges that FTIME may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, (“Clients”) which may invest in the same type of securities as the Fund.  FAV agrees that FTIME may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

            4.         FTIME agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

            5.         FAV has furnished or will furnish to FTIME as soon as available copies properly certified or authenticated of each of the following documents:

                        (a)  the Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware on March 22, 1991, and any other organizational documents and all amendments thereto or restatements thereof;

                        (b)  resolutions of the Trust’s Board of Trustees authorizing the appointment of FTIME and approving this Agreement;

                        (c)  the Trust’s amended Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

                        (d) the Trust’s current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

                        (e)  the Fund’s most recent Prospectus and Statement of Additional Information; and

                        (f)  the Investment Management Agreement between the Fund and FAV.

FAV will furnish FTIME with copies of all amendments of or supplements to the foregoing documents.

            6.         FTIME will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIME may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            7.         (a)  In payment for the investment subadvisory services to be rendered by FTIME hereunder, FAV shall pay a monthly fee in U.S dollars to FTIME equal to 0.0708% (1/12th of 0.85%) multiplied by the average net asset value of the Fund times FTIME’s Portion of the

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Index.  For purposes of calculating such fee, (i) the net asset value of the Fund shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current prospectus and statement of additional information; (ii) the Index means the “MSCI All Country World Plus Frontier Markets Index” and any successor index thereto; and (iii) FTIME’s Portion of the Index means the percentage of the Index represented by securities classified in those countries identified in Exhibit A hereto, including any successors to or replacements for such countries as identified by MSCI from time to time.  FTIME’s Portion of the Index shall be recalculated at least quarterly on a calendar year basis.

                        (b)  FAV and FTIME shall share on a pro rata basis, along with any other subadvisers to the Fund, in any voluntary reduction or waiver by FAV of the management fee due FAV under the Investment Management Agreement between FAV and the Fund.

                        (c)  If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

            8.         (a)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIME, neither FTIME nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        (b)  Notwithstanding paragraph 8(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by FTIME pursuant to authority delegated as described in Paragraph 1(a), FTIME shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                        (c)  No provision of this Agreement shall be construed to protect any director or officer of FAV or FTIME, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

            9.         During the term of this Agreement, FTIME will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and FAV will be responsible for all of their respective expenses and liabilities.

            10.       This Agreement shall be effective as of the date given above, and shall continue in effect for two years.  It is renewable annually thereafter so long as such continuance is

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specifically approved at least annually by (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

            11.       This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and FTIME, and by FAV or FTIME upon sixty (60) days’ written notice to the other party.

            12.       This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Management Agreement between FAV and the Fund.

            13.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTIME hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  FTIME further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

            14.       This Agreement may not be materially amended without the written consent of FAV and FTIME.

            15.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            16.       The terms “majority of the outstanding voting securities” of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

            17.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

            18.       FTIME acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust.  FTIME agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that FTIME shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:      /s/EDWARD B. JAMIESON

            Edward B. Jamieson

Title:    President & Chief Investment Officer

 FRANKLIN TEMPLETON INVESTMENTS (ME) LIMITED

By:      /s/ADAM JULIAN QUAIFE

            Adam Julian Quaife

Title:    Chief Executive Officer and Senior Executive Officer

Franklin World Perspectives Fund hereby acknowledges and agrees to the provisions of paragraphs 8(a) and 9 of this Agreement.

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of FRANKLIN WORLD PERSPECTIVES FUND

By:      /s/STEVEN J. GRAY

            Steven J. Gray

Title:    Vice President & Assistant Secretary

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EXHIBIT A

Middle East-North Africa region including:

Egypt

Jordan

Lebanon

Saudi Arabia

Qatar

Oman

the United Arab Emirates

Bahrain

Kuwait

Morocco

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